UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Morton  L. Topfer
   One Dell Way
   TX, Round Rock 78682
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   9/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Counselor to the CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |9/21/ |M   | |320000            |A  |$0.982     |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |M   | |100000            |A  |$1.108     |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |M   | |288000            |A  |$1.446     |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |M   | |63345             |A  |$30.43     |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |M   | |12552             |A  |$3.335     |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |M   | |4564              |A  |$12.738    |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |M   | |83500             |A  |$9.26      |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |S   | |100000            |D  |$37.75     |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |S   | |50000             |D  |$37.6875   |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |S   | |150000            |D  |$38.6875   |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |S   | |50000             |D  |$38.625    |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |S   | |50000             |D  |$37.9375   |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |S   | |71961             |D  |$37.875    |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |S   | |50000             |D  |$38.0625   |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |S   | |50000             |D  |$38.875    |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |S   | |50000             |D  |$38.3125   |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |S   | |50000             |D  |$38.375    |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |S   | |100000            |D  |$38.5625   |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |S   | |100000            |D  |$38.50     |                   |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/29/ |G   |V|5000              |D  |N/A        |4276496            |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |6144               |I     |By Spouse                  |
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Common Stock               |      |    | |                  |   |           |17057              |I     |Employer 401(k) Plan       |
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Common Stock               |9/21/ |M   | |66666             |A  |$1.108     |                   |I     |Through Family L.P.        |
                           |2000  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/21/ |S   | |66666             |D  |$37.875    |11776              |I     |Through Family L.P.        |
                           |2000  |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$0.982  |9/21/|M   | |320000     |D  |1    |7/24/|Common Stock|320000 |N/A    |0           |D  |            |
ions                  |        | 2000|    | |           |   |     |05   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$1.108  |9/21/|M   | |100000     |D  |2    |12/22|Common Stock|100000 |N/A    |3500000     |D  |            |
ions                  |        | 2000|    | |           |   |     |/05  |            |       |       |            |   |            |
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Nonqualified Stock Opt|$1.108  |9/21/|M   | |66666      |D  |3    |12/22|Common Stock|66666  |N/A    |133334      |I  |Through Fami|
ions                  |        | 2000|    | |           |   |     |/05  |            |       |       |            |   |ly L.P.     |
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Nonqualified Stock Opt|$1.446  |9/21/|M   | |288000     |D  |4    |7/11/|Common Stock|288000 |N/A    |288000      |D  |            |
ions                  |        | 2000|    | |           |   |     |06   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$3.335  |9/21/|M   | |12552      |D  |5    |3/21/|Common Stock|12552  |N/A    |0           |D  |            |
ions                  |        | 2000|    | |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$9.26   |9/21/|M   | |83500      |D  |6    |7/18/|Common Stock|83500  |N/A    |160000      |D  |            |
ions                  |        | 2000|    | |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$12.738 |9/21/|M   | |4564       |D  |5    |3/20/|Common Stock|4564   |N/A    |0           |D  |            |
ions                  |        | 2000|    | |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$28.899 |     |    | |           |   |7    |7/17/|Common Stock|       |       |259540      |I  |Through Fami|
ions                  |        |     |    | |           |   |     |08   |            |       |       |            |   |ly L.P.     |
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Nonqualified Stock Opt|$30.43  |9/21/|M   | |63345      |D  |8    |3/26/|Common Stock|63345  |N/A    |190037      |D  |            |
ions                  |        | 2000|    | |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Opt|$44.6875|     |    | |           |   |9    |9/23/|Common Stock|       |       |290910      |D  |            |
ions                  |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Exercisable on 7/24/00.
2. Exercisable in accordance with the following schedule: 1,750,000 shares on 12/22 on each year from 2000 through 2001.
3. Exercisable on 12/22/01.
4. Exercisable on 7/11/01.
5. Currently exercisable.
6. Exercisable in accordance with the following schedule: 80,000 shares on 7/18 of each year 2001 and 2002.
7. Exercisable in accordance with the following schedule: 51,908 shares on 7/17 of each year from 1999 through 2003.
8. Exercisable according to the following schedule:   63,346 shares on 3/26/01
and 126,691 shares on 3/26/02.
9. Exercisable according to the following schedule: 58,182 shares on 9/23 of each year from 2000 through 2004.